As filed with the Securities and Exchange Commission on November 13, 2013

Registration No. 333-174274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-174274

UNDER

THE SECURITIES ACT OF 1933

NYSE Euronext

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5110848
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11 Wall Street

New York, New York 10005

(212) 656-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John K. Halvey, Esq.

General Counsel and Group Executive Vice President

NYSE Euronext

11 Wall Street

New York, New York 10005

(212) 656-3000

(Name, address and telephone

number of agent for service)

Copies to:

David C. Karp, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Joseph A. Hall, Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-174274, originally filed with the SEC on May 17, 2011 by NYSE Euronext, a Delaware corporation (the “Registrant”), on Form S-3 (the “Registration Statement”).

On November 13, 2013, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013 (the “Merger Agreement”), by and among the Registrant, IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc. (“ICE Group”), Braves Merger Sub, Inc. and NYSE Euronext Holding LLC (formerly known as Baseball Merger Sub, LLC) (“NYSE Euronext Holdings”), the Registrant was merged with and into NYSE Euronext Holdings, with NYSE Euronext Holdings surviving as a wholly owned subsidiary of ICE Group (the “Merger”). As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this November 13, 2013.

NYSE EURONEXT HOLDING LLC as successor by merger to NYSE Euronext

By:	/s/ JOHNATHAN H. SHORT
Name:	Johnathan H. Short
Title:	Manager

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.